Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Positive Preliminary Results from an Extension Study Evaluating the Safety and Efficacy of Repeat Dosing with Ferumoxytol in Patients with Persistent or Recurring Iron Deficiency Anemia, Regardless of the Underlying Cause

AMAG to Host a Conference Call at 8:00 a.m. EDT Today

LEXINGTON, MA (March 15, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced positive preliminary data from the IDA-303 study. IDA-303 is a single arm, open-label extension study that evaluated the safety and efficacy of repeat dosing with ferumoxytol in patients with persistent or recurring iron deficiency anemia (IDA) regardless of the underlying cause and a history of unsatisfactory oral iron therapy or in whom oral iron could not be used. Patients were eligible to enroll in the IDA-303 extension study after they completed IDA-301, which was a double-blind, placebo-controlled trial that randomized patients to receive either a one gram intravenous course of ferumoxytol or placebo, the results of which were previously reported by the company and presented at the American Society of Hematology annual meeting in December 2012.

A total of 634 patients were enrolled and qualified for ongoing observation/treatment in IDA-303. Of the 634 patients enrolled in IDA-303, 471 had previously received one treatment course with ferumoxytol in the IDA-301 study, and the remainder had received placebo. Patients were eligible for ferumoxytol treatment in IDA-303 if their hemoglobin levels fell below 11 g/dL and their transferrin saturation (TSAT) levels were less than 20%. During the course of the IDA-303 study, 337 patients were treated with ferumoxytol; 151 of these patients had received placebo in IDA-301 and therefore received their first course of ferumoxytol in the IDA-303 study. A total of 244 patients received a second course of ferumoxytol, of whom 186 patients had received their first course in IDA-301; the remainder of patients enrolled in IDA-303 did not receive treatment.

The primary efficacy endpoint of the extension study was the mean change in hemoglobin from baseline to week five following the first course of ferumoxytol. The 151 patients who received their first course of therapy in IDA-303 achieved a statistically significant mean increase in hemoglobin from baseline to week five of 2.6 g/dL. This change was consistent with the 2.7 g/dL increase in hemoglobin reported for ferumoxytol-treated patients in both the IDA-301 and IDA-302 studies.

The first secondary endpoint was the mean change in hemoglobin from baseline to week five for each subsequent course of ferumoxytol after treatment course one. The group of patients receiving a second (n=244) and third (n=69) course of treatment with ferumoxytol in IDA-303 included patients who had received ferumoxytol in IDA-301 and patients who had received their first course of ferumoxytol in IDA-303. With repeat dosing, ferumoxytol also demonstrated a statistically significant increase in mean hemoglobin from baseline to week five, with a mean hemoglobin increase of 1.5 g/dL following treatment course two and a 1.1 g/dL increase following treatment course three. The mean hemoglobin level achieved by patients at week five following the first three treatment courses with ferumoxytol were all comparable, with the mean hemoglobin levels in course one  of 11.7 g/dL, in course two of 11.9 g/dL, and in course three of 11.4 g/dL, suggesting the consistent effect of ferumoxytol treatment with repeat dosing. Only a small number of patients (18) received four or more courses of ferumoxytol over the 6 month duration of the study, limiting formal analyses of these data.

No new safety signals were observed with repeat dosing of ferumoxytol and the types of reported adverse events (AEs) were consistent with those seen in both the previously reported IDA and CKD phase III studies, and those contained in the approved U.S. package insert for Feraheme; no hypersensitivity reactions or hypotension was reported. Approximately 48 percent of patients who received ferumoxytol treatment course one in this study experienced an adverse event, consistent with the AE rate reported in the IDA-301 study; in each of treatment courses two and three, approximately 38 percent of patients experienced an AE. Approximately 5 percent of ferumoxytol-treated patients in this study experienced a serious adverse event in each of the three treatment courses, none of which were deemed related to treatment by study investigators.

Protocol-defined adverse events of special interest (AESI) for the IDA studies were defined to include mild to severe hypotension or hypersensitivity reactions or associated symptoms. There was one AESI, shortness of breath (or dyspnea), which was reported as not related to treatment in one patient who received a second course of ferumoxytol. Cardiovascular AEs, deemed not related to treatment, were reported in approximately 1 percent of ferumoxytol-treated patients in each of the three treatment courses. No deaths were reported in this study.

“We are pleased to see the consistency of both the safety and efficacy data observed across the full IDA phase III program in studies IDA-301, IDA-302 and now IDA-303,” said William Heiden, president and chief executive officer of AMAG. “The final data from this study will be included in the registration package for ferumoxytol in Europe in pursuit of the broader IDA indication, which we expect will be filed this year.”

In December 2012, AMAG submitted a supplemental new drug application (sNDA) to the United States Food and Drug Administration (FDA) for Feraheme® (ferumoxytol) Injection for Intravenous (IV) requesting FDA approval to expand the indication for ferumoxytol beyond the current approved indication for the treatment of IDA in adult patients with chronic kidney disease (CKD) to all adult patients with IDA who have failed or could not tolerate oral iron treatment.  This sNDA is currently under review with the FDA. Under the Prescription Drug User Fee Act (PDUFA) guidelines, the FDA has set October 21, 2013 as a target date for completion of their review.

Conference Call Information

AMAG will host a conference call and webcast at 8:00 a.m. EDT today. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. EDT on March 15, 2013 through midnight March 22, 2013. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the live call and the replay is 23976614.

The call will be webcast live and accessible through the Investors section of the company’s website at www.amagpharma.com.  A replay of the webcast will be available from approximately 11:00 a.m. EDT on March 15, 2013 through midnight April 15, 2013.

About Iron Deficiency Anemia

More than 4 million Americans have IDA; 1.6 million of whom are estimated to have CKD, while the other 2.4 million suffer from anemia due to other causes.(1)  For these patients with anemia due to other causes, the underlying diseases or issues causing IDA include abnormal uterine bleeding, gastrointestinal disorders, inflammatory diseases and chemotherapy-induced anemia.  Many IDA patients fail treatment with oral iron due to intolerability or side effects.(2)

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that manufactures and markets Feraheme® in the United States. Along with driving organic growth of its lead product, AMAG intends to expand its portfolio with additional commercial-stage specialty pharmaceuticals. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

About Feraheme® (ferumoxytol)/Rienso

In the United States, Feraheme (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter.

Ferumoxytol is protected in the U.S. by three issued patents covering the composition and dosage form of the product.  Each issued patent is listed in the FDA’s Orange Book.  These patents are set to expire in 2020; a request for patent term extension has been filed, which, if granted, may extend the patent term to 2023 for one of the patents.

Ferumoxytol received marketing approval in Canada in December 2011, where it is marketed by Takeda as Feraheme, and in the European Union in June 2012 and Switzerland in August 2012, where it is marketed by Takeda as Rienso®.

Important Safety Information for Feraheme (ferumoxytol) Injection

Indication and contraindication

Feraheme (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

(1)  U.S. Census; U.S. Renal Data System, USRDS 2010 Annual Data Report: Atlas of Chronic Kidney Disease and End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2010: 41-42; Fishbane, S. et al. Iron Indices in CKD in the NHANES 1998-2004. Clin J Am Soc Nephrol. 2009 January; 4(1): 57—61.

(2)  Barton, James et al. Intravenous iron dextran therapy in patients with iron deficiency and normal renal function who failed to respond to or did not tolerate oral iron supplementation. Am J Medicine. 2000; 109: 27-32.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme. Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration. Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic-type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection.

Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme.

As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%).

In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For additional product information, including full prescribing information, please visit www.feraheme.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: the final data for the IDA-303 study and expectations, including timing, regarding the EU registration package for ferumoxytol, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (3) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso, (4) uncertainties regarding the manufacture of Feraheme/Rienso, (5) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (6) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303

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